Exhibit 5.1

Our ref	YCU/740921-000004/26519435v2

Belite Bio, Inc

12750 High Bluff Drive Suite 475

San Diego, CA 92130

22 May 2023

Dear Sirs

Belite Bio, Inc

We have acted as Cayman Islands legal advisers to Belite Bio, Inc (the "Company") in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended to date relating to securities to be issued and sold by the Company from time to time. Such securities include:

(a)	certain ordinary shares of the Company with a par value of US$0.0001 each (the "Shares"), including in the form of American depositary shares, each representing one Share (the "ADSs");

(b)	certain preferred shares of the Company with a par value of US$0.0001 each (the "Preferred Shares");

(c)	warrants to subscribe for ADSs, Shares and/or Preferred Shares of the Company (the "Warrants") to be issued under warrant agreements to be entered into between the Company and the warrant agent for such Warrants thereunder (the "Warrant Agreements");

(d)	overallotment purchase rights to purchase ADSs, Shares, Preferred Shares, Warrants, Subscription Rights (as defined below) and/or Units (as defined below) of the Company (the "Overallotment Purchase Rights") to be issued under overallotment purchase rights agreements to be entered into between the Company and a bank or trust company, as rights agent for such Overallotment Purchase Rights (the "Overallotment Purchase Rights Agreements");

(e)	subscription rights to purchase ADSs, Shares and/or Preferred Shares of the Company (the "Subscription Rights") to be issued under standby underwriting agreements to be entered into among the Company and one or more underwriters for such Subscription Rights thereunder (the "Subscription Rights Agreements");

(f)	units comprising of one or more of the ADSs, Shares, Preferred Shares, Warrants, Overallotment Purchase Rights, Subscription Rights, Capital Notes (as defined below) or Debt Securities (as defined below) in any combination (the "Units") to be issued under unit agreements to be entered into between the Company and the unitholder for such Units thereunder (the "Unit Agreements");

(g)	capital notes of the Company which are convertible into ADSs or Shares (the "Capital Notes") to be issued under purchase agreements to be entered into between the Company and the purchasers of such Capital Notes (the "Capital Notes Purchase Agreements"); and

(h)	debt securities of the Company, which may include debt securities exchangeable for or convertible into Shares or Preferred Shares (collectively the "Debt Securities"), each series of Debt Securities to be issued under indentures to be entered into by the Company and the trustee for such Debt Securities (the "Indentures").

We are furnishing this opinion as Exhibits 5.1 and 23.1 to the Registration Statement.

1	Documents Reviewed

For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1	The certificate of incorporation of the Company dated 27 March 2018 and the certificate of incorporation on change of name of the Company dated 8 October 2018 issued by the Registrar of Companies in the Cayman Islands.

1.2	The third amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 5 April 2022 and effective immediately prior to the completion of the initial public offering of the Company’s ADSs representing its Shares (the "Memorandum and Articles").

1.3	The written resolutions of the board of directors of the Company (the "Board") dated 1 May 2023 and 22 May 2023 (together, the "Resolutions").

1.4	A certificate from a director of the Company, a copy of which is attached hereto (the "Director's Certificate").

1.5	A certificate of good standing dated 27 March 2023, issued by the Registrar of Companies in the Cayman Islands (the "Certificate of Good Standing").

1.6	The Registration Statement.

2	Assumptions

The following opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. In giving these opinions we have relied (without further verification) upon the completeness and accuracy, as of the date of this opinion letter, of the Director's Certificate and the Certificate of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

2.1	Copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

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2.2	All signatures, initials and seals are genuine.

2.3	There is no contractual or other prohibition or restriction (other than as arising under Cayman Islands law) binding on the Company prohibiting or restricting it from entering into and performing its obligations under the Registration Statement and a duly authorised, executed and delivered Warrant Agreement, Overallotment Purchase Rights Agreement, Subscription Rights Agreement, Unit Agreement, Capital Notes Purchase Agreement or Indenture.

2.4	The Company will have sufficient authorised capital to effect the issue of the Shares and Preferred Shares at the time of issuance.

2.5	The Warrant Agreements and the Warrants, the Overallotment Purchase Rights Agreements and the Overallotment Purchase Rights, the Subscription Rights Agreements and the Subscription Rights, the Unit Agreements and the Units, the Capital Notes Purchase Agreements and the Capital Notes, and the Indentures and the Debt Securities will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands).

2.6	The choice of the laws of the State of New York as the governing law of the Warrant Agreements and the Warrants, the Overallotment Purchase Rights Agreements and the Overallotment Purchase Rights, the Subscription Agreements and the Subscription Rights, the Unit Agreements and the Units, the Capital Notes Purchase Agreements and the Capital Notes, and the Indentures and the Debt Securities, will be made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

2.7	The capacity, power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Company, the laws and regulations of the Cayman Islands) to enter into, execute, unconditionally deliver and perform their respective obligations under the Warrant Agreements and the Warrants, the Overallotment Purchase Rights Agreements and the Overallotment Purchase Rights, the Subscription Rights Agreements and the Subscription Rights, the Unit Agreements and the Units, the Capital Notes Purchase Agreements and the Capital Notes, and the Indentures and the Debt Securities.

2.8	No monies paid to or for the account of the Company in respect of the Shares, the Preferred Shares, the Warrants, the Overallotment Purchase Rights, the Subscription Rights, the Units, the Capital Notes or Debt Securities represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised) respectively).

2.9	There is nothing under any law (other than the law of the Cayman Islands), which would or might affect the opinions set out below.

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3	Opinion

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 shares comprising (i) 400,000,000 Ordinary Shares of a par value of US$0.0001 each, and (ii) 100,000,000 undesignated shares of a par value of US$0.0001 each, of such class or classes (however designated) as the board of directors of the Company may determine in accordance with the Memorandum and Articles.

3.3	With respect to the Shares, including those represented by ADSs, and the Preferred Shares, when (i) the Board has taken all necessary corporate action to approve the issue thereof, the terms of the offering thereof and related matters; (ii) the issue of such Shares or Preferred Shares has been recorded in the Company’s register of members (shareholders); and (iii) the subscription price of such Shares or Preferred Shares, (being not less than the par value of the Shares or Preferred Shares, as the case may be) has been fully paid in cash or other consideration approved by the Board, the Shares or Preferred Shares will be duly authorised, validly issued, fully paid and non-assessable.

3.4	With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by the Company and the warrant agent thereunder; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will be duly authorised, legal and binding obligations of the Company.

3.5	With respect to each issue of the Overallotment Purchase Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Overallotment Purchase Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Overallotment Purchase Rights Agreement relating to the Overallotment Purchase Rights and the Overallotment Purchase Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Overallotment Purchase Rights issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Overallotment Purchase Rights Agreement relating to such issue of Overallotment Purchase Rights and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Overallotment Purchase Rights issued pursuant to the Overallotment Purchase Rights Agreement will have been duly executed, issued and delivered.

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3.6	With respect to each issue of the Subscription Rights, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Subscription Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Subscription Rights Agreement relating to the Subscription Rights and the Subscription Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Subscription Rights issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Subscription Rights Agreement relating to such issue of Subscription Rights and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Subscription Rights issued pursuant to the Subscription Rights Agreement will have been duly executed, issued and delivered.

3.7	With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreement will have been duly executed, issued and delivered.

3.8	With respect to each issue of the Capital Notes, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Capital Notes and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Capital Notes Purchase Agreement relating to the Capital notes and the Capital Notes shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Capital Notes issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Capital Notes Purchase Agreement relating to such issue of Capital Notes and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Capital Notes issued pursuant to the Capital Notes Purchase Agreement will have been duly executed, issued and delivered.

3.9	With respect to each issue of the Debt Securities, when (i) the Board has taken all necessary corporate action to approve the creation and terms of the Debt Securities and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) an Indenture relating to the Debt Securities and the Debt Securities shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Debt Securities issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Indenture relating to such issue of Debt Securities and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Debt Securities issued pursuant to the Indenture will have been duly executed, issued and delivered.

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4	Qualifications

4.1	To maintain the Company in good standing under the laws of the Cayman Islands, annual filing fees must be paid and returns made to the Registrar of Companies within the time frame prescribed by law.

4.2	The obligations assumed by the Company under the Warrant Agreements, the Overallotment Purchase Rights Agreements, the Subscription Rights Agreements, the Unit Agreements, the Indentures or the Capital Notes Purchase Agreements, the Warrants, Overallotment Purchase Rights, Subscription Rights, Units, Capital Notes and Debt Securities issued thereunder will not necessarily be enforceable in all circumstances in accordance with their terms. In particular:

(a)	enforcement may be limited by bankruptcy, insolvency, liquidation, reorganisation, readjustment of debts or moratorium or other laws of general application relating to, protecting or affecting the rights of creditors and/or contributories;

(b)	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy;

(c)	some claims may become barred under relevant statutes of limitation or may be or become subject to defences of set off, counterclaim, estoppel and similar defences;

(d)	where obligations are to be performed in a jurisdiction outside the Cayman Islands, they may not be enforceable in the Cayman Islands to the extent that performance would be illegal under the laws of that jurisdiction;

(e)	the courts of the Cayman Islands have jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If the Company becomes insolvent and is made subject to a liquidation proceeding, the courts of the Cayman Islands will require all debts to be proved in a common currency, which is likely to be the "functional currency" of the Company determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of the Cayman Islands;

(f)	arrangements that constitute penalties will not be enforceable;

(g)	enforcement may be prevented by reason of fraud, coercion, duress, undue influence, misrepresentation, public policy or mistake or limited by the doctrine of frustration of contracts;

(h)	provisions imposing confidentiality obligations may be overridden by compulsion of applicable law or the requirements of legal and/or regulatory process;

(i)	the courts of the Cayman Islands may decline to exercise jurisdiction in relation to substantive proceedings brought in matters where they determine that such proceedings may be tried in a more appropriate forum;

(j)	we reserve our opinion as to the enforceability of the relevant provisions of the documents to the extent that they purport to grant exclusive jurisdiction as there may be circumstances in which the courts of the Cayman Islands would accept jurisdiction notwithstanding such provisions;

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(k)	a company cannot, by agreement or in its articles of association, restrict the exercise of a statutory power and there is doubt as to the enforceability of any provision in the Warrant Agreements, the Overallotment Purchase Rights Agreements, the Subscription Rights Agreements, the Unit Agreements, the Capital Notes Purchase Agreements and the Indentures whereby the Company covenants to restrict the exercise of powers specifically given to it under the Companies Act (As Revised) of the Cayman Islands (the "Companies Act"), including, without limitation, the power to increase its authorised share capital, amend its memorandum and articles of association or present a petition to a Cayman Islands court for an order to wind up the Company; and

(l)	if the Company becomes subject to Part XVIIA of the Companies Act, enforcement or performance of any provision in the Warrant Agreements, the Overallotment Purchase Rights Agreements, the Subscription Rights Agreements, the Unit Agreements, the Capital Notes Purchase Agreements and the Indentures which relates, directly or indirectly, to an interest in the Company constituting shares, voting rights or director appointment rights in the Company may be prohibited or restricted if any such relevant interest is or becomes subject to a restrictions notice issued under the Companies Act.

4.3	We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations and any references to them in the Warrant Agreements or the Warrants, the Overallotment Purchase Rights Agreements or the Overallotment Purchase Rights, the Subscription Rights Agreements or the Subscription Rights, the Unit Agreements or the Units, the Capital Notes Purchase Agreements or the Capital Notes, and the Indentures or the Debt Securities.

4.4	We have not reviewed the final form of any of the Warrant Agreements, the Overallotment Purchase Rights Agreements, the Subscription Rights Agreements, the Unit Agreements, the Capital Notes Purchase Agreements, the Indentures or the Warrants, Overallotment Purchase Rights, Subscription Rights, Units, Capital Notes and Debt Securities to be issued thereunder, and our opinions are qualified accordingly.

4.5	We reserve our opinion as to the extent to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Warrant Agreements or the Warrants, the Overallotment Purchase Rights Agreements or the Overallotment Purchase Rights, the Subscription Rights Agreements or the Subscription Rights, the Unit Agreements or the Units, the Capital Notes Purchase Agreements or the Capital Notes, and the Indentures or the Debt Securities and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provisions in this regard.

4.6	Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

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4.7	In this opinion the phrase "non-assessable" means, with respect to shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder and in absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, be liable for additional assessments or calls on the shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions, which are the subject of this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the headings "Enforceability of Civil Liabilities" and "Legal Matters" and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP

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